Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2014 FOURTH QUARTER  AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.04 Per Share Cash Dividend

Financial Highlights

•                  2014 revenues of $2,086 million, a 7.3% increase over 2013 revenues and the first time Primoris has exceeded the $2 billion mark

•                  2014 net income attributable to Primoris of $63.2 million, a 9.3% decrease over 2013 net income attributable to Primoris

•                  A record tangible net worth of $294.8 million at December 31, 2014

•                  A record total backlog of $2.0 billion at December 31, 2014

•                  A 2.6% increase over 2013’s year-end $1.9 billion backlog and

•                  An 11.0% sequential quarterly increase over third quarter 2014’s $1.8 billion backlog

Dallas, TX — March 3, 2015— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2014.

The Company also announced that on February 24, 2015 its Board of Directors declared a $0.04 per share cash dividend to stockholders of record on March 31, 2015, payable on or about April 15, 2015.

Following the close of  the fourth quarter 2014, the Company entered into the following two agreements:

•                  The Company announced today that it is acquiring the assets of Aevenia, an energy and electrical construction company.  The details of the acquisition are outlined in a separate press release.

•                  The Company settled the North Texas Tollway Authority (“NTTA”) lawsuit.  The agreement settles all claims and disputes related to 1999 work on the George Bush Turnpike.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “When we went public in 2008, had you told me that just six years later we would earn over $2 billion in revenues and $1.22 per share in net income, I would have been thrilled.  Our balance sheet is as strong as ever, we own a construction fleet of several thousand units, and our backlog is at an all-time high of $2 billion.  These are all things of which I am inordinately proud.  The growth Primoris has experienced is a testament to the hard work of our outstanding employees.”

Mr. Pratt continued, “We are all disappointed with our fourth quarter performance, which was below our expectations and below last year’s fourth quarter results, and caused a reduction in net income from the previous year.  For the quarter, our overall revenue was down, but more disappointing was the challenge we faced with our margins.  Some of our margins were down as a result of the mix of jobs in the quarter, a factor that we cannot control.  Where we do have control, we are making or have made changes that we expect will improve our performance.  No one is more frustrated than I am when we don’t perform to the level of excellence I expect of us.  We do not expect that the results from the fourth quarter are indicative of our expectations for the coming years.  The demand for improved and expanded oil & gas and petrochemical infrastructure, the need for new power generation that meets the increasing environmental regulations, these are all continuing to drive multi-year demand for our services.”

2014 FOURTH QUARTER RESULTS OVERVIEW

Revenues in the fourth quarter 2014 decreased by $50.3 million to $487.6 million from $537.9 million for the same period in 2013.  The decreased revenues were mainly due to decreases in the West Construction Services segment.  Gross profit for the fourth quarter 2014 declined by $25.3 million to $49.6 million from $74.9 million for the same period in 2013.  The decline in gross margin was due to decreases in both the West and the East Construction Services segments.

SEGMENT RESULTS

In the third quarter 2014, the Company reorganized its business segments to match the change in the Company’s internal organization and management structure.  The new operating segments include: the West Construction Services segment (which is unchanged from the previous West segment), the East Construction Services segment (which is realigned from the previous East Construction Services segment), and the Energy segment (which includes the previous Engineering segment).  All prior period amounts related to segment operations have been retrospectively reclassified throughout this press release to reflect the new operating segments.

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3 Contracting, and Vadnais, acquired in June 2014.  Most of the entities perform work primarily in California; however, Rockford operates throughout the Unites States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe Power Constructors joint venture.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States, and performs heavy civil construction, infrastructure, and maintenance operations.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States and in the Gulf Coast region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the JCG Industrial division and the newly acquired Surber and Ram-Fab operations. Additionally, the segment includes the California-based OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

Segment	For the three months ended December 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Total		Total
	Revenue	Revenue	Revenue	Revenue

West	$216,270	44.4%	$323,191	60.1%
East	128,951	26.4%	114,221	21.2%
Energy	142,371	29.2%	100,467	18.7%
Total	$487,592	100.0%	$537,879	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended December 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$27,745	12.8%	$57,551	17.8%
East	1,154	0.9%	4,734	4.1%
Energy	20,717	14.6%	12,632	12.6%
Total	$49,616	10.2%	$74,917	13.9%

West Segment:  Revenues in the West segment decreased by $106.9 million in the fourth quarter 2014 compared to the fourth quarter 2013, driven largely by declines at the ARB Industrial division and Rockford, somewhat offset by a revenue increase at Q3C.  The ARB Industrial division saw revenues decrease by $44.5 million, primarily reflecting the impact of a large power project in 2013 and a solar project that was substantially completed earlier in 2014.  Rockford revenues decreased by $70.8 million, as a new pipeline project that began in fourth quarter 2013 was completed prior to fourth quarter 2014 and revenues from gathering line projects decreased. Revenues at Q3C increased by $7.5 million largely due to increased work for a large utility customer. Gross profit for the West segment decreased by $29.8 million in the fourth quarter 2014 compared to the fourth quarter 2013, primarily due to declines at ARB and Rockford, somewhat offset by increased gross margin at ARB Structures.  Gross profit at ARB decreased both as a result of lower revenues and due to the closeout of a major power plant and substantial completion of the Blythe joint venture in 2013.  Gross profit at Rockford decreased mainly as a result of lower revenues.

East Segment:  Revenues in the East segment increased by $14.7 million in the fourth quarter 2014 compared to the fourth quarter 2013, driven primarily by increases at the JCG Heavy Civil division.  The increased JCG Heavy Civil division revenue was largely driven by increased revenues from TXDOT and MS Transportation Commission.  The gross profit for the East segment decreased by $3.6 million in the quarter, due largely to the costs associated with the settlement of the NTTA lawsuit and due to a lower gross margin realized on TXDOT projects as we adjusted several Belton jobs to reflect the impact of inefficiencies caused by delays in obtaining rights of way.

Energy Segment:  Revenues in the Energy segment increased by $41.9 million in the fourth quarter 2014 compared to the fourth quarter 2013 as a result of widespread increases across the various Energy segment subsidiaries.  PES JCG Industrial division increased revenues by $13.2 million primarily from work at petrochemical projects in Louisiana.  OnQuest increased revenues by $12.4 million, primarily from two Liquefied Natural Gas micro plant projects.  Primoris Pipelines Services increased revenues by $8.1 million.  The third quarter 2014 acquisitions of Surber and Ram-Fab combined to add $4.3 million in revenues in the fourth quarter 2014.  The gross profit for Energy increased by $8.1 million in the quarter, due both to the increased revenues and also increased profitability at the PES JCG Industrial division and PES Saxon.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative expenses (“SG&A”) were $33.2 million, or 6.8% of revenues for the 2014 fourth quarter, compared to $34.1 million, or 6.3% of revenues for the 2013 fourth quarter.  The decrease in SG&A for the quarter is due primarily to the higher expenses incurred in the prior year from the impairment of the WesPac joint venture and the impairment of the FSSI intangible assets.

Operating income for the 2014 fourth quarter was $16.5 million, or 3.4% of total revenues, compared to $40.8 million, or 7.6% of total revenues, for the same period last year.

Net non-operating items in the 2014 fourth quarter resulted in expenses of $1.6 million, compared to $0.6 million in net expenses in the 2013 fourth quarter.  Included in the prior year fourth quarter 2013 items was a $6.5 million reduction in the liability for contingent earn-outs as a result of several acquisitions not meeting performance targets, offset by $4.9 million of losses for the WesPac joint venture.

The provision for income taxes for the 2014 fourth quarter was $5.8 million, for an effective tax rate on income attributable to Primoris of 39.5%, compared to $14.6 million, for an effective tax rate on income attributable to Primoris of 39.4%, in the 2013 fourth quarter.

Net income attributable to Primoris for the 2014 fourth quarter was $8.9 million, or $0.17 per diluted share, compared to net income attributable to Primoris of $22.5 million, or $0.44 per diluted share, in the same period in 2013.

Fully diluted weighted average shares outstanding for the 2014 fourth quarter increased slightly to 51.71 million from 51.67 million in 2013’s fourth quarter.  The increase in shares was due to shares issued to certain senior managers and executives as part of the Primoris Long-Term Retention Plan and as compensation to the non-employee members of the Board of Directors.  The increase in shares was offset by the repurchase of 100,000 shares by the Company in August 2014.

2014 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

	For the twelve months ended December 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue

West	$964,093	46.2%	$1,151,433	59.2%
East	489,926	23.5%	430,438	22.1%
Energy	632,175	30.3%	362,349	18.7%
Total	$2,086,194	100.0%	$1,944,220	100.0%

Segment Gross Profit

(in thousands, except %)

	For the twelve months ended December 31,
	2014 Unaudited		2013 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue

West	$143,468	14.9%	$190,747	16.6%
East	25,749	5.3%	24,309	5.6%
Energy	66,823	10.6%	40,959	11.3%
Total	$236,040	11.3%	$256,015	13.2%

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at December 31, 2014 included cash, cash equivalents, and short-term investments of $170.5 million, working capital of $261.1 million, total debt and capital leases of $245.2 million and stockholders’ equity of $453.8 million.  Primoris’ tangible net worth at December 31, 2014 was $294.8 million.  The balance sheet included a $6.9 million liability representing the estimated fair value earnout payments for the financial performance of the Q3C, Vadnais, Surber, and Ram-Fab acquisitions.

BACKLOG

	Backlog at December 31, 2014 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog

West	$237	$396	$633
East	1,010	4	1,014
Energy	301	45	346
Total	$1,548	445	1,993

At December 31, 2014, Fixed Backlog was $1.55 billion, compared to $1.48 billion at December 31, 2013.  During 2014, approximately $489.6 million of revenue was recognized by non-Fixed Backlog projects.

At December 31, 2014, MSA Backlog was $444.9 million, compared to $460.3 million at December 31, 2013.  As previously discussed, MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at December 31, 2014 was $1.99 billion, compared to $1.94 billion at December 31, 2013.  We expect that during the next four quarters, we will recognize as revenue approximately 100% of the West segment Total Backlog, approximately 40% of the East segment Total Backlog, and approximately 95% of the Energy segment Total Backlog.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenue, as a portion of Primoris’ revenue is still derived from projects that are not part of backlog, including time-and-equipment, time-and-materials, and cost-reimbursable-plus-fee contracts.  Projects that are considered a part of Total Backlog may be still be cancelled by our customers.

FORM 10-K

Starting in the fourth quarter of 2014 and through the date of this release, the Company’s management, independent outside counsel and the Audit Committee of the Board of Directors have spent considerable time and resources reviewing and analyzing various issues relating to the methods used by the Company’s subsidiaries to recognize revenues and estimate contingencies for ongoing projects. The review is not yet completed, but based on the results to date, the Company does not anticipate any adjustments to its previously reported financial results. The Company is unable to determine at this time whether the results of the review will indicate that its internal controls over financial reporting were operating effectively or the impact of the review on the Company’s annual report on internal control over financial reporting included in the Form 10-K. As permitted by the Securities and Exchange Commission rules, the Company is extending the filing date of its Annual Report on Form 10-K for the year ended December 31, 2014, until March 17, 2015.

CONFERENCE CALL

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Tuesday, March 3, 2015 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, passcode 13602654, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2013, as updated through the Quarterly Report on Form 10-Q for the period ended September 30, 2014, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended, December 31,
	2014	2013	2014	2013

Revenues	$487,592	$537,879	$2,086,194	$1,944,220
Cost of revenues	437,976	462,962	1,850,154	1,688,205
Gross profit	49,616	74,917	236,040	256,015
Selling, general and administrative expenses	33,161	34,121	132,248	130,778
Operating income	16,455	40,796	103,792	125,237

Other income (expense):
Income (loss) from non-consolidated entities	—	(5,005)	5,264	(4,836)
Foreign exchange gain (loss)	300	150	374	153
Other income (expense)	(115)	5,613	(757)	4,804
Interest income	8	15	88	110
Interest expense	(1,791)	(1,391)	(6,433)	(5,892)
Income before provision for income taxes	14,857	40,178	102,328	119,576

Provision for income taxes	(5,833)	(14,624)	(38,646)	(44,896)
Net income	9,024	25,554	63,682	74,680

Net income attributable to noncontrolling interests	(94)	(3,073)	(526)	(5,020)

Net income attributable to Primoris	8,930	22,481	63,156	69,660

Dividends per common share	$0.040	$0.035	$0.150	$0.135

Earnings per share attributable to Primoris:
Basic:	$0.17	$0.44	$1.22	$1.35
Diluted:	$0.17	$0.44	$1.22	$1.35

Weighted average common shares outstanding:
Basic	51,561	51,571	51,607	51,540
Diluted	51,710	51,671	51,747	51,610

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$139,465	$196,077
Short-term investments	30,992	18,686
Customer retention deposits and restricted cash	481	5,304
Accounts receivable, net	337,382	304,955
Costs and estimated earnings in excess of billings	68,654	57,146
Inventory and uninstalled contract materials	58,116	51,829
Deferred tax assets	13,555	13,133
Prepaid expenses and other current assets	31,720	12,654
Total current assets	680,365	659,784
Property and equipment, net	271,431	226,512
Intangible assets, net	39,581	45,303
Goodwill	119,410	118,626
Other long-term assets	400	468
Total assets	$1,111,187	$1,050,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$128,793	$127,302
Billings in excess of costs and estimated earnings	158,595	173,365
Accrued expenses and other current liabilities	83,401	91,079
Dividends payable	2,062	1,805
Current portion of capital leases	1,650	3,288
Current portion of long-term debt	38,909	28,475
Current portion of contingent earnout liabilities	5,901	5,000
Total current liabilities	419,311	430,314
Long-term capital leases, net of current portion	657	2,295
Long-term debt, net of current portion	204,029	191,051
Deferred tax liabilities	19,484	10,092
Long-term contingent earnout liabilities, net of current portion	1,021	4,233
Other long-term liabilities	12,899	14,260
Total liabilities	657,401	652,245
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	160,186	159,196
Retained earnings	293,628	238,216
Noncontrolling interests	(33)	1,031
Total stockholders’ equity	453,786	398,448
Total liabilities and stockholders’ equity	$1,111,187	$1,050,693

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Twelve Months Ended, December 31,
	2014	2013
Cash flows from operating activities:
Net income	$63,682	$74,680
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	50,918	42,421
Amortization of intangible assets	7,504	7,467
Intangible asset impairment	—	808
Stock-based compensation expense	934	367
Loss (gain) on sale of property and equipment	(1,895)	(1,406)
(Income) loss from non-consolidated entities	(5,264)	(97)
Impairment expense for non-consolidated entities	—	4,932
Other than temporary basis difference for non-consolidated entities	—	3,975
Distributions received from non-consolidated entities	—	2,821
Net deferred tax liabilities (assets)	8,970	(12,582)
Changes in assets and liabilities:
Customer retention deposits and restricted cash	4,823	30,073
Accounts receivable	(29,659)	(36,860)
Costs and estimated earnings in excess of billings	(11,508)	(15,445)
Other current assets	(25,767)	(14,774)
Other long term assets	72	—
Accounts payable	921	(25,131)
Billings in excess of costs and estimated earnings	(14,770)	14,473
Contingent earnout liabilities	(4,145)	(14,900)
Accrued expenses and other current liabilities	(7,354)	15,824
Other long-term liabilities	(1,361)	1,107
Net cash provided by operating activities	36,101	77,753
Cash flows from investing activities:
Purchase of property and equipment	(87,954)	(87,050)
Proceeds from sale of property and equipment	5,814	7,865
Purchase of short-term investments	(33,770)	(23,110)
Sale of short-term investments	21,464	7,448
Cash received from the sale of equity method investments	6,439	—
Cash paid for acquisitions	(14,596)	(2,273)
Net cash used in investing activities	(102,603)	(97,120)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	58,519	107,609
Repayment of capital leases	(3,276)	(4,618)
Repayment of long-term debt	(35,107)	(35,896)
Repayment of subordinated debt	—	—
Purchase of Unit Purchase Option	—	—
Proceeds from issuance of common stock purchased by management under long-term incentive plan	1,671	1,455
Cash distribution to non-controlling interest holder	(1,590)	(5,500)
Repurchase of common stock	(2,844)	—
Dividends paid	(7,483)	(5,157)
Net cash provided by (used in) financing activities	9,890	57,893

Net change in cash and cash equivalents	(56,612)	38,526
Cash and cash equivalents at beginning of year	196,077	157,551
Cash and cash equivalents at end of the year	$139,465	$196,077